Exhibit 99.1

Jones Soda Unveils New Operations Team to Bolster Company Growth and Innovation

Craft Soda Favorite Continues Rapid Market Expansion with Top Industry Veterans from PepsiCo, Keurig, and ConAgra

SEATTLE, WA  (March 12, 2024) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA), the original craft soda known for its great taste, unconventional flavors, and iconic brand, has announced a new operations team to support new growth and innovation. The new team is effective immediately, reporting to Jones CEO David Knight. “I am excited to welcome new team members to Jones,” said Knight. “All bring a wealth and range of beverage and operational experience and relationships. It is great to have some of my PepsiCo alumni joining Jones.”

Eric Bittner has joined Jones as its new Chief Operating Officer, bringing 20 years of leadership in the beverage industry to lead the company’s operations. He most recently led turnarounds at Roar Organic's and Fever Tree, where he served as the SVP of North American Manufacturing. Additionally, he has held supply chain leadership positions at Keurig Dr. Pepper, Niagara Bottling, and PepsiCo. Throughout his career, Bittner has been at the forefront of manufacturing innovation and has been sharply focused on the commercialization of vertically integrated platforms across multiple beverage categories at some of the largest beverage manufacturers globally.

Mary Money has been named Director of New Product Development and Commercialization at Jones. Money is a highly experienced R&D scientist, with over 30 years of experience in Food & Beverage.  She has worked for PepsiCo, ConAgra Foods, and Newman’s Own in the roles of Product Development, New Product Commercialization, Process Engineering and Project Management. Money formerly represented the United States on the National Women’s Rugby Team, the Eagles.  She is a currently competitive Ironman Triathlete and a grandmother.

The new operations team follows Jones’ recent expansion into alcoholic beverages and food service, with other products and categories to come. The company launched its award-winning cannabis brand, Mary Jones, in 2022 which has rapidly grown among California and Washington dispensaries, as well as recent expansion to Canada and hemp.

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About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a subsidiary dedicated to cannabis products. The company markets and distributes premium craft sodas under the Jones® Soda brand, and a variety of cannabis products under the Mary Jones brand.  Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain and slush machines through traditional beverage outlets, restaurants and alternative accounts. The company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com

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JSPR

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